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EXHIBIT 5.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

December 12, 2003

UTStarcom, Inc.
1275 Harbor Bay Parkway
Alameda, California 94502

Re:

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel for UTStarcom, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 943,836 shares of the Company's common stock, $0.00125 par value per share (the "Common Stock"), (i) issued or issuable as consideration to the shareholders or former shareholders of RollingStreams Systems, Ltd. named in the prospectus that is part of the Registration Statement (the "RollingStreams Shareholders") in connection with the Company's acquisition of RollingStreams Systems, Ltd. (the "Acquisition") (including shares of Holdback Shares and Earnout Shares, as such terms are defined in the Share Exchange Agreement dated as of June 30, 2003 (the "Share Exchange Agreement") issuable by the Company pursuant to the terms of the Share Exchange Agreement) and (ii) issued upon exercise of warrants issued as consideration to the former stockholders and employees of Shanghai HoKo Technology Co., Ltd. named in the prospectus that is part of the Registration Statement (the "Shanghai HoKo Warrantholders") in connection with the Company's purchase of certain assets from Shanghai HoKo Technology Co., Ltd. (the "Asset Purchase") pursuant to the Asset Purchase Agreement dated as of October 16, 2002 (the "Asset Purchase Agreement").

        In connection with the foregoing, we have examined the Registration Statement and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments, as we deem necessary as a basis for the opinion hereinafter expressed. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents presented to us as copies. In rendering our opinion, we have relied as to factual matters upon certificates and representations of officers of the Company. Our opinion expressed herein is limited to the federal law of the United States, the law of the State of New York and the General Corporation Law of the State of Delaware.

        Based on the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that (i) the shares of Common Stock issued to the RollingStreams Shareholders pursuant to the terms of the Share Exchange Agreement have been validly issued and are fully paid and non-assessable, (ii) the shares of Holdback Shares and Earnout Shares, when (a) issued to the RollingStreams Shareholders pursuant to the terms of the Share Exchange Agreement and (b) certificates representing such shares have been duly executed and delivered by the Company and countersigned and registered by the Company's transfer agent, will be validly issued, fully paid and non-assessable, and (iii) the shares of Common Stock issued to the Shanghai HoKo Warrantholders upon exercise of the warrants issued in connection with the Asset Purchase Agreement have been validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus included therein.

                      Sincerely,

                      /s/ SHEARMAN & STERLING LLP

                      SHEARMAN & STERLING LLP

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  EXHIBIT 5.1